EXHIBIT 10.5.1

                            Southwest Community Bank
                            ------------------------

                                  AMENDMENT TO
                  EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

         This Amendment dated April 19, 2006 amends the Executive Supplemental Compensation Agreement between Southwest Community Bank (the "Bank") and Frank
J. Mercardante (the "Executive") dated October 17, 2001 (the "Agreement").

         The parties desire to amend the Agreement so that it complies with Internal Revenue Code Section 409A, which was promulgated pursuant to the American Jobs Creation Act of 2004. Accordingly, the parties agree that the Agreement shall be amended as follows:

1.       Subparagraph 1.2 shall be amended in its entirety to read:

                  "1.2 Applicable Percentage. The term "Applicable Percentage" shall mean that percentage listed on Schedule A attached hereto which is adjacent to the date range which includes the date on which payments are to commence under the terms of this Agreement. Notwithstanding the foregoing or the percentages set forth on Schedule A, for purposes of calculating the Executive Benefit under subparagraph 5.4, the Applicable Percentage shall be one hundred percent (100%). In the event the Executive becomes Disabled, as defined in subparagraph 1.6 below, the Applicable Percentage shall be calculated as of the end of three years following the year in which the Executive becomes Disabled."

2.       Subparagraph 1.5 shall be amended in its entirety to read:

                  "1.5 Constructive Termination of Employment. The term "Constructive Termination of Employment" shall mean termination of Employment by Executive because the working conditions are so intolerable or aggravated that a reasonable person in the Executive's position would be compelled to resign, provided that the Executive advised the Bank of the conditions and the Bank failed to take timely reasonable action to remedy the conditions. Following a Change in Control, a material adverse change in the Executive's position, responsibilities, duties, salary, benefits or location of employment are per se intolerable working conditions."

3.       Subparagraph 1.6 shall be amended in its entirety to read:

                  "1.6 Disability/Disabled. The term "Disability" or "Disabled" shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be

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         expected to last for a continuous period of not less than twelve (12)
         months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank."

4.       Subparagraph 3.1 shall be amended in its entirety to read:

                  "3.1 Payments Commence Upon Early Retirement Date. In the event the Executive elects to Retire on a date which constitutes an Early Retirement Date, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as described in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs, payable until the Executive's death. The commencement date for payments is subject to Paragraph 10 below."

5.       Subparagraph 3.2 shall be amended in its entirety to read:

                  "3.2 Payments After Normal Retirement Age. If the Executive remains in the continuous employment of the Bank until attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as described in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or is terminated by the Bank without cause, payable until the Executive's death. The commencement date for payments is subject to Paragraph 10 below."

6.       Subparagraph 5.1 shall be amended in its entirety to read:

                  "5.1 Termination Without Cause. If the Executive's employment is terminated by the Bank without cause or by the Executive due to a Constructive Termination of Employment, and such termination is not subject to the provisions of subparagraph 5.4 below, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits calculated as of the end of the year following the year in which the Executive is terminated, as if the employment had continued to such date, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The commencement date for payments is subject to Paragraph 10 below."

7.       Subparagraph 5.2(a) shall be amended in its entirety to read:

                  "5.2 Voluntary Termination by the Executive.

                       (a) If the Applicable Percentage is one hundred percent (100%), the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in

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         substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The commencement date for payments is subject to Paragraph 10 below."

8.       Subparagraph 5.4 shall be amended in its entirety to read:

                  "5.4 Termination on Account of or After a Change in Control. In the event: (1) the Executive's employment with the Bank is terminated by the Bank in conjunction with, or by reason of, a Change in Control; or (ii) after a Change in Control, there is a Constructive Termination of Employment, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as described on Schedule B, in substantially equal monthly installments on the first day of each month, beginning the month following termination of employment by the Bank or the Constructive Termination of Employment. The commencement date for payments is subject to Paragraph 10 below."

9. Paragraph 6 shall be amended to add the following sentence and shall otherwise remain in its entirety:

         "All efforts by the Bank and the Executive to minimize the amount of excise tax imposed by Section 4999 of the Code shall be in accordance with
Section 409A of the Code."

10.      Paragraph 10 shall be amended in its entirety to read:

                  "10 Delay of Payment if Specified Employee. Other than with respect to benefits paid in the event of Disability under Paragraph 4, if at the time the Executive's employment terminates the Executive is a "specified employee," as defined in Section 409A of Code, the Executive Benefits shall not commence until the later of (a) the commencement date otherwise set forth in the applicable paragraph of this Agreement or (b) a date which is six months after the date of Executive's termination of employment with the Bank. Furthermore, for any Executive affected by this six (6) month delay in payment imposed by Section 409A of the Code, and when applicable, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of termination of employment. Monthly installment payments shall continue thereafter as specified. If any provision of this Employment Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall be applied in a manner consistent with those requirements."

11.      Subparagraph 11.10 shall be amended in its entirety to read:

                  "11.10 Amendments and Changes in Timing of Distributions. Any amendments or modifications of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative. Notwithstanding the foregoing, this Agreement may not be amended to accelerate the timing of distributions of the Executive

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         Benefits unless such acceleration is permissible under Section 409A of the Code. With the consent of the Bank, the Executive may elect a delay in the payment or a change in the form of payment, subject to the following limitations:

                       (a) the election may not take effect until at least twelve (12) months after the date on which the election is made;

                       (b) other than in the event of death or Disability, the first payment with respect to such election must be deferred for a period of at least five (5) years from the date such payment otherwise would have been made; and

                       (c) an election related to a payment to made at a specified time may not be made less than twelve (12) months prior to the date of the first scheduled payment."

12.      Subparagraph 11.14 shall be added and read:

                  "11.1 IRC 409A Compliance. Notwithstanding any other provision of Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and the Bank shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A."

13. Except as specifically amended herein, the Agreement shall remain in full force and effect.


                           [Signature Page to Follow]


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BANK:

Southwest Community Bank


By: /s/ Howard B. Levenson
    ----------------------

Name:   Howard B. Levenson
      ----------------------

Its:     Chairman
     ------------------

THE EXECUTIVE:

  /s/ Frank J. Mercardante
----------------------------
Frank J. Mercardante

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